SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Basin Water, Inc.

(Name of Registrant as Specified In Its Charter)

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BASIN WATER, INC.

8731 Prestige Court

Rancho Cucamonga, California 91730

www.basinwater.com

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2008 Annual Meeting of Stockholders of Basin Water, Inc. (NASDAQ:BWTR) to be held on Tuesday, May 6, 2008 at 10:00 a.m., Pacific Daylight Time, at the Company’s corporate office located at 8731 Prestige Court, Rancho Cucamonga, CA 91730. This is our second stockholders’ meeting since we became a public company after completing our initial public offering in May 2006.

During the Annual Meeting, we will discuss each item of business described in the accompanying Notice of the 2008 Annual Meeting and Proxy Statement. We encourage you to carefully read these materials, as well as the Annual Report to Stockholders for the fiscal year ended December 31, 2007 included with this Proxy Statement. These materials are first being sent to stockholders on or about April 8, 2008.

I urge you to participate in Basin Water, Inc.’s Annual Meeting of Stockholders by signing, dating and promptly mailing your enclosed proxy card to ensure the presence of a quorum. Your vote is important, whether or not you plan to attend. I hope you will ensure that your shares are represented and voted at the Annual Meeting of Stockholders by completing and returning the enclosed proxy card. If you do attend the Annual Meeting, you will of course have the right to revoke your proxy and vote in person if you so desire. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support of and continued interest in Basin Water, Inc.

Sincerely,

Michael M. Stark

President and Chief Executive Officer

8731 Prestige Court

Rancho Cucamonga, California 91730

8731 Prestige Court

Rancho Cucamonga, California 91730

NOTICE OF THE

2008 ANNUAL MEETING OF STOCKHOLDERS

April 8, 2008

To our Stockholders:

The 2008 Annual Meeting of Stockholders of Basin Water, Inc., a Delaware corporation, will be held on Tuesday, May 6, 2008 at 10:00 A.M., Pacific Daylight Time, at the Company’s corporate office, located at 8731 Prestige Court, Rancho Cucamonga, California 91730.

Only stockholders of record that owned our common stock at the close of business on March 28, 2008 are entitled to notice of and may vote at this meeting. A list of our stockholders will be available at our principal executive offices at 8731 Prestige Court, Rancho Cucamonga, California, during ordinary business hours for ten days prior to the Annual Meeting. At the meeting, we will consider the following proposals described in detail in the accompanying Proxy Statement:

(1)	to elect two Class II directors to hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2011 or until their respective successors are elected and qualified. The Board of Directors has nominated the following persons for election at the meeting: Victor J. Fryling and Scott A. Katzmann.

(2)	to ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3)	to transact such other business as may properly come before the Annual Meeting and all adjournments or postponements thereof.

References to “Basin Water,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to Basin Water, Inc. and its affiliates unless otherwise indicated.

By Order of the Board of Directors

Scott B. Hamilton

General Counsel and Secretary

YOUR VOTE IS IMPORTANT: Whether or not you plan to attend the Annual Meeting of Stockholders, please cast your vote by (i) dating, signing and promptly mailing the enclosed proxy card in the accompanying postage-paid envelope or (ii) submitting your proxy by telephone or through the Internet, as applicable, to ensure that your shares are represented at the Annual Meeting and to ensure the presence of a quorum. If you attend the meeting, you may revoke your proxy and choose to vote in person even if you have previously voted by phone or over the Internet or sent in your proxy card.

8731 Prestige Court

Rancho Cucamonga, California 91730

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2008.

THIS PROXY STATEMENT (THE “PROXY STATEMENT”), BEING MAILED AND MADE AVAILABLE ELECTRONICALLY TO STOCKHOLDERS ON OR ABOUT APRIL 8, 2008, IS SOLICITED BY THE BOARD OF DIRECTORS (THE “BOARD”) OF BASIN WATER, INC. IN CONNECTION WITH OUR 2008 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) THAT WILL TAKE PLACE AT 10:00 A.M. PACIFIC DAYLIGHT TIME ON TUESDAY, MAY 6, 2008. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING AND ARE REQUESTED TO VOTE ON THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	At the annual meeting, stockholders will vote upon several important Company matters. In addition, management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from stockholders.

Q:	Why have I received these materials?

A:	The board sent you this proxy statement and the enclosed proxy card because it is soliciting your proxy to vote your shares at the annual meeting. As a stockholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Q:	Who may attend the Annual Meeting?

A:	All stockholders of record as of March 28, 2008, or their duly appointed proxies, may attend the meeting. You will need to bring personal identification. Admission to the meeting depends on how your stock ownership is recorded. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, please obtain proof of ownership, such as a current brokerage account statement or certification from your broker. If your stock is registered with our transfer agent, American Stock Transfer & Trust Company (the “transfer agent”), all you need is proof of identity; no proof of ownership is needed.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of common stock (“Common Stock”) of Basin Water as of the close of business on March 28, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 21,948,704 shares of Common Stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

Q:	What is the quorum requirement for the Annual Meeting?

A:

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Basin Water hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the transfer agent, you are considered the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner of Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. Because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting except as noted below under “How can I vote my shares at the Annual Meeting?” Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may be able to vote your shares by telephone or by the Internet as described below under “How do I vote my shares without attending the Annual Meeting?”

Q:	How do I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held beneficially in a street name may be voted in person by you only if you obtain a signed proxy from the record holder (e.g., your broker) giving you the right to vote the shares in person.

Q:	How do I vote my shares without attending the Annual Meeting?

A:	If you complete and properly sign the accompanying proxy card and return it to the transfer agent, it will be voted as you direct. If you are a registered stockholder, follow the instructions included with your proxy card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. A large number of banks and brokerage firms are participating in the ADP Investor Communications Services online program, which provides eligible stockholders who hold their shares in street name to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. For instructions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Mail—Stockholders of record of Basin Water stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Basin Water stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote after I return my proxy card?

A:	Yes. If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	delivering written notice of revocation of the proxy to the Secretary of the Company prior to the Annual Meeting;

•	executing and delivering a later dated proxy card to the Secretary of the Company; or

•	attending and voting by ballot in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above in “How do I vote my shares in person at the Annual Meeting?” All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Q:	What vote is required to approve each item?

A:	Required Votes: Each outstanding share of Common Stock is entitled to one vote on each proposal at the Annual Meeting.

•

Election of Directors: If there is a quorum at the Annual Meeting, the election of Directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of Directors. Stockholders do not have cumulative voting rights.

•

Ratification of Independent Registered Public Accounting Firm: If there is a quorum at the Annual Meeting, this action requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter for approval.

In the election of Directors, you may vote “FOR” all nominees or your vote may be “WITHHELD” with respect to one or more nominee(s). A properly executed proxy marked “ABSTAIN” with respect to any other matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention on any matter other than election of Directors will have the effect of a negative vote on that matter. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum but will not be counted as votes cast on any matter.

Q:	Who is the inspector of elections?

A:	Our Manager of Corporate Administration, Silvia Jardino-Rowell, will act as Inspector of Elections and oversee the voting results. The Inspector of Elections will also determine the presence of a quorum.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Q:	How does the Board recommend that I vote?

A:	The Board recommends a vote:

•	FOR the Directors’ Proposal No. 1 to elect the two Class II directors, as set forth on page 6 of this Proxy Statement; and

•

FOR the Directors’ Proposal No. 2 for the ratification of the appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, as set forth on page 43 of this Proxy Statement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Q:	Who will bear the expense of soliciting proxies?

A:	We will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees and by a third-party proxy solicitation company.

Q:	What is the deadline for submission of stockholder proposals for the 2009 Annual Meeting?

A:	The rules of the Securities and Exchange Commission (“SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Basin Water’s 2009 proxy materials must be received on or before the close of business 120 days prior to April 8, 2009 which is December 9, 2008. Proposals for inclusion in our 2009 proxy materials must comply with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition to the requirements of the SEC, our Bylaws provide that in order for a proposal to be properly brought before an annual meeting of stockholders, it must be either (1) specified in the notice of the meeting given by us, (2) otherwise brought before the meeting by or at the direction of our Board or (3) properly brought before the meeting by a stockholder entitled to vote at the meeting and who complies with the following notice procedures. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing of the business to be brought before such meeting to our Secretary and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. Our Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the 2009 Annual Meeting of Stockholders is advanced by more than 30 days prior to or more than 60 days after the anniversary of this year’s annual meeting, notice by the stockholder for the 2009 Annual Meeting to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the date on which public announcement of the date of such meeting is first made by us. We expect to announce the date of the 2009 Annual Meeting of Stockholders in early 2009.

For any business that a stockholder desires to bring before an annual meeting, the stockholder’s notice must provide a brief description of such business, the text of the proposal or business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides the notice described above, such notice must include the following information and comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to such matters:

•	the name and address of such stockholder, as they appear on Basin Water’s books, and of such beneficial owner,

•	the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner,

•

a representation that the stockholder is a holder of record of Common Stock of Basin Water entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Basin Water’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Any stockholder who intends to present a proposal at the 2009 Annual Meeting of Stockholders must send the proposal via standard mail, overnight delivery or other courier service, to Basin Water, Inc., 8731 Prestige Court, Rancho Cucamonga, California 91730, Attention: Secretary.

Q:	Where can I find more information about Basin Water?

A:	We maintain a corporate website at www.basinwater.com, and stockholders can find additional information about the Company through the Investor Relations page of its website. Visitors to the Investor Relations section of the website can view and print copies of our SEC filings, including Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are all available through our website. Alternatively, stockholders may obtain, without charge, copies of all of these documents by writing to Investor Relations at the Company’s headquarters. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Q:	What documents are not incorporated by reference?

A:	The Compensation Committee Report and the Audit Committee Report are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that we specifically incorporate such information by reference.

PROPOSAL 1—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

General Information

We have a classified Board of Directors currently consisting of six members, all of whom are non-employee directors, divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year staggered terms that expire in successive years. The Board has decided not to nominate Russell C. Ball III for re-election at the 2008 Annual Meeting, and he has been re-appointed to Class III, to serve until the annual meeting to be held in 2009 or until his successor is elected and qualified or his earlier death, resignation or removal. Scott A. Katzmann, previously a Class III Director, resigned and was reappointed by the Board to become a Class II director, and Mr. Katzmann will stand for election at the 2008 Annual Meeting. The term of the other Class II Director, Victor J. Fryling, will expire at the upcoming Annual Meeting. The Board has nominated Victor J. Fryling and Scott A. Katzmann for election as Class II Directors for three-year terms expiring at the annual meeting of stockholders to be held in 2011 or until their successors are elected and qualified or their earlier death, resignation or removal. If the nominees decline to serve or become unavailable for any reason, or if any additional vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board may designate.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a quorum is present and voting, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes have no effect on the result of the vote; however, abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. Beginning on the next page, the principal occupation and certain other information is provided on the nominees and the Directors whose terms of office will continue after the Annual Meeting.

Information Regarding Directors and Nominees

The following table sets forth information regarding our current directors, including the Class II nominees proposed to be elected at this meeting. There are no family relationships between any directors or named executive officers of the Company.

Name	Position with our Company	Age	Director Since
Class II directors whose terms will expire in 2008 and are nominated for election at the 2008 Annual Meeting:

Victor J. Fryling	Director	60	2003
Scott A. Katzmann*	Director and Chairman of the Board	52	2001

Class III directors whose terms expire in 2009:

Roger S. Faubel	Director	59	2007
Russell C. Ball III**	Director	42	2006
Stephen A. Sharpe	Director	56	2007

Class I director whose term expires in 2010***:

Keith R. Solar	Director	47	2000

*	Mr. Katzmann resigned as a Class III director and has been appointed to become a Class II director in place of Mr. Ball.

**	The Board has determined not to nominate Mr. Ball for re-election at the 2008 Annual Meeting, and he has been re-appointed to Class III.

***	Mr. Jensen resigned from our Board of Directors on March 11, 2008.

At the Annual Meeting, the stockholders will vote to elect two Class II Directors, whose terms will expire at our annual meeting of stockholders to be held in 2011, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

The persons named in the enclosed proxy will vote to elect Victor J. Fryling and Scott A. Katzmann as Class II Directors, unless you withhold the authority of these persons to vote for the election of any or all of the nominees by marking the proxy to that effect.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR VICTOR J. FRYLING AND SCOTT A. KATZMANN AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN 2011 OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Nominees for Re-election at the 2008 Annual Meeting (Class II)

VICTOR J. FRYLING has served as a director since April 2003. Since December 2000, Mr. Fryling has served as a consultant and principal of Integrum Energy Ventures LLC, a management consulting firm. From 1990 to 2000, Mr. Fryling served as a director of CMS Energy Corporation, a provider of natural gas and electricity service. At CMS Energy Corporation, Mr. Fryling also served as its President from 1990 to 2000 and as its Chief Financial Officer and Chief Operating Officer from 1996 to 2000. Mr. Fryling currently serves on the Board of Directors of Renewable Energy Systems Americas. Mr. Fryling received his B.A. in accounting and finance from Wayne State University.

SCOTT A. KATZMANN has served as a director since August 2001 and as Chairman of the Board since March 6, 2008. Since 1993, he has served as Managing Director at Paramount BioCapital, Inc., an investment banking firm. Prior to joining Paramount, from 1982 to 1993, Mr. Katzmann was at Credit Suisse First Boston where he specialized in the placement of a wide variety of private equity-oriented securities. From 1997 to 1999, Mr. Katzmann served as a director of Western Water Company. Mr. Katzmann received his B.A. in economics from Tulane University and an MBA in finance from the Wharton School at the University of Pennsylvania. Mr. Katzmann was previously a member of Class III of the Board, and was reappointed to Class II of the Board in March 2008.

Directors with Terms Expiring at the 2009 Annual Meeting (Class III)

ROGER S. FAUBEL joined Basin Water as a director in April 2007. In 1997, Mr. Faubel established Faubel Public Affairs and served as its President and CEO for the last 10 years. Prior to that, he served as the Director of Public Affairs for Southern California Edison until his retirement in 1997. He was re-elected in 2002 to the Santa Margarita Water District Board of Directors and is a founding board member of the Urban Water Institute. Mr. Faubel received his B.A. in English literature from the California State University, Fullerton.

STEPHEN A. SHARPE joined Basin Water as a director in April 2007. Since 2002, Mr. Sharpe has been a consultant and capital markets advisor to many businesses as principal of NP Capital and Energy Partners, LLC. From 1996 to 2002, Mr. Sharpe was Vice President and Principal Financial Officer of Peter Kiewit Sons’, a construction and engineering company. Previously, he was Vice President of U.S. Generating Co., an energy company. Mr. Sharpe has over 15 years of Wall Street capital market experience with Shearson Lehman Brothers, Lloyds Plc, and Chemical Bank. Mr. Sharpe received his B.A. in Economics from Rhodes College and an MBA in finance from Emory University.

RUSSELL C. BALL III has served as a director since February 2006. Since 1993, Mr. Ball has served as the Chief Executive Officer of Wind River Holdings, L.P., which is a privately owned company providing management services to the interests of the Ball Family Trusts. These interests include several operating companies and various real estate interests. Mr. Ball currently serves as a director for Ascend Acquisition Corporation and United America Indemnity, Ltd. as well as for various private companies affiliated with Wind River Holdings. Mr. Ball received a B.A. in economics from Harvard University and an MBA from Pennsylvania State University.

Director with Term Expiring at the 2010 Annual Meeting (Class I)

KEITH R. SOLAR has served as a director since February 2000 and our Secretary from November 2002 until January 2006. Since June 2007, he has been the Managing Partner of the San Diego office of Buchanan Ingersoll & Rooney PC. From February 2000 until June 2007, he was a partner at the law firm of Alhadeff & Solar, LLP. From 1991 to 2000, he was a partner at the law firm of Alhadeff Cannon Rose Solar & Parks, LLP. Mr. Solar received his A.B. in journalism from Indiana University and his J.D. from the University of the Pacific, McGeorge School of Law. Mr. Solar was previously a member of Class III of the Board, and was reappointed to Class I of the Board in April 2007.

Board of Directors Compensation

In connection with our initial public offering, the Board approved, at the recommendation of the Compensation Committee, a compensation program for non-employee directors. The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Basin Water does not pay employee directors for Board service in addition to their regular employee compensation.

The table below details the compensation earned by Basin Water’s non-employee directors in 2007. Compensation information for Mr. Jensen, our Chief Executive Officer and Chairman of the Board, is reported in the Summary Compensation Table under “Executive Compensation.”

Non-Employee Director	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total
Russell C. Ball III	$39,000	$23,019	$10,317	$—	$1,000	$73,336
Roger S. Faubel	$28,750	$23,019	$10,317	$—	$1,000	$63,086
Victor J. Fryling	$46,650	$28,762	$12,897	$—	$4,500	$92,809
Scott A. Katzmann	$35,500	$23,019	$10,317	$—	$—	$68,836
Stephen A. Sharpe	$28,500	$23,019	$10,317	$—	$1,500	$63,336
Keith R. Solar	$46,125	$31,648	$14,185	$—	$—	$91,958

(1)	Annual Retainer and Meeting Fees: From the date of our IPO until March 27, 2007, non-employee directors were paid an annual retainer of $15,000 for service on the Board. The chair of the Audit Committee received an annual retainer of $3,600 and the chair of the Compensation and Nominating and Governance Committees received an annual retainer of $3,000. Board members received a fee of $1,000 for attendance at each Board and committee meeting and $500 for telephonic participation at each Board and committee meeting. Directors that worked on special projects approved by the Board were entitled to $1,000 per day for such services. In addition, our Board had implemented a cap on the amount of compensation which can be received by a director in one year for retainer fees and regularly scheduled meetings of the Board and its committees. A director could not receive more than $50,000 of such compensation in any calendar year.

Upon recommendation of the Compensation Committee and the Nominating and Governance Committee, and after consultation with a compensation consultant, the Board approved the amendment and restatement of the Company’s Director Compensation Policy. Effective on March 27, 2007, the Amended and Restated Director Compensation Policy provides for the following compensation for non-employee directors: (a) an annual retainer of $24,000, (b) Board meeting fees of $1,500 ($750 telephonic), (c) committee meeting fees of $1,000 ($500 telephonic), (d) Audit Committee chair retainer of $6,000, (e) Compensation and Nominating and Governance Committee chair retainers of $4,500, (f) annual stock option grants with face value equal to approximately two times the cash compensation paid to directors and (g) restricted stock grants with face value equal to approximately one and one-half times the cash compensation paid to directors. The policy provides that the option and restricted stock multiples will be determined on an annual basis. The options granted under the Amended and Restated Director Compensation Policy will have an exercise price per share equal to the fair market value of our common stock on the date of grant. The term of each option granted to a non-employee director is 10 years.

The options and restricted stock granted to non-employee directors on the date of each annual meeting of our stockholders above will vest completely on the first anniversary of the date of grant, subject to the director’s continuing service on the Board on those dates. In the event of a change of control, the options and restricted stock granted to non-employee directors will immediately vest in full.

(2)	Stock awards and option awards: Equals the accounting charge for compensation expense incurred by the Company in 2007 for restricted stock and stock option awards granted in 2007 and prior years, calculated in accordance with the provisions of SFAS No. 123(R), Share-Based Payment, as described in Note 17 to our audited consolidated financial statements included in the 2007 Annual Report on Form 10-K (without regard to estimates for forfeitures). At December 31, 2007, our non-employee directors had the following stock awards and stock options grants: (i) Mr. Ball held 5,302 shares of restricted Common Stock and options to purchase 7,069 shares of Common Stock, (ii) Mr. Faubel held 5,302 shares of restricted Common Stock and options to purchase 7,069 shares of Common Stock, (iii) Mr. Fryling held 6,627 shares of restricted Common Stock and options to purchase 57,170 shares of Common Stock, (iv) Mr. Katzmann held 5,302 shares of restricted Common Stock and options to purchase 47,069 shares of Common Stock, (v) Mr. Sharpe held 5,302 shares of restricted Common Stock and options to purchase 7,069 shares of Common Stock and (vi) Mr. Solar held 7,290 shares of restricted Common Stock and options to purchase 139,720 shares of Common Stock. The grant date fair values, calculated in accordance with the provisions of SFAS No. 123(R), of the restricted stock awards and option awards granted to each of Messrs. Ball, Faubel, Katzmann and Sharpe in 2007 were $36,001 and $16,506, respectively. The grant date fair values, calculated in accordance with the provisions of SFAS No. 123(R), of the restricted stock award and option award granted to Mr. Fryling in 2007 were $44,997 and $20,634, respectively. The grant date fair values, calculated in accordance with the provisions of SFAS No. 123(R), of the restricted stock award and option award granted to Mr. Solar in 2007 were $49,499 and $22,696, respectively.

(3)	All Other Compensation: Consists of fees paid to non-employee directors for special projects approved by the Board.

(4)	Total Compensation: Total compensation reflects the sum of all fees earned, all accounting charges for compensation expense incurred in 2007 for restricted stock and stock option awards and all other compensation paid in 2007.

Stockholder Communications with the Board of Directors

Stockholders may communicate with any of the Company’s directors, including the chair of any of the committees of the Board or the non-management director as a group by writing to them c/o Secretary, Basin Water, Inc., 8731 Prestige Court, Rancho Cucamonga, California 91730. Please specify to whom your correspondence should be directed. The Secretary will promptly forward all correspondence to the Board or any specific committee member, as indicated in the correspondence, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Basin Water’s Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

STOCK OWNERSHIP

Security Ownership of 5% Holders, Directors, Nominees and Executive Officers

The following table sets forth information with respect to beneficial ownership of Common Stock for (i) those persons known by management of the Company to beneficially own 5% or more of Basin Water Common Stock, (ii) each director and nominee, (iii) the named executive officers from the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group. The information for the officers and directors is provided as of March 31, 2008 and the information for 5% or more stockholders is as of the most recent filings with the SEC that were provided to the Company.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned. The number of shares beneficially owned by each person or group as of March 31, 2008 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2008, including, but not limited to, upon the exercise of options or warrants. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 21,948,704 shares of Common Stock outstanding on March 31, 2008 plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2008. The Company is not aware of any pledge of Common Stock that could result in a change of control of the Company.

	Amount and Nature of Beneficial Ownership
Name	No. of Shares of Common Stock (1)	Percentage of Common Stock Outstanding
5% or Greater Stockholders
Winslow Management Company, LLC (2)	1,591,788	7.25%
KBC Asset Management Ltd. (3)	1,184,871	5.40%
Named Executive Officers and Directors
Peter L. Jensen (4)	2,365,982	10.78%
Michael M. Stark (5)	200,000	*
Thomas C. Tekulve (6)	224,875	1.01%
Scott B. Hamilton (7)	25,000	*
Scott A. Katzmann (8)	912,925	4.15%
Keith R. Solar (9)	365,769	1.66%
Victor J. Fryling (10)	143,797	*
Roger S. Faubel (11)	68,921	*
Russell C. Ball III (12)	12,371	*
Stephen A. Sharpe (13)	12,371	*
All directors, nominees and executive officers as a group (10 individuals) (14)	4,332,011	19.29%

*	Indicates beneficial ownership of less than one percent of total outstanding Common Stock.

(1)	This column lists voting securities, including shares held of record, shares held by a bank, broker or nominee for the person’s interest, shares held through family trust arrangements, and for named executive officers.

(2)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 19, 2008 by Winslow Management Company, LLC, reporting sole power to vote or direct the vote over 1,591,788 shares and sole power to dispose or direct the disposition of 1,591,788 shares. The address of Winslow Management Company, LLC is 99 High Street, 12th Floor, Boston, MA 02110.

(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on September 26, 2007 by KBC Asset Management Ltd, KBC Group NV, KBC Asset Management NV and KBC Bank NV, reporting shared power to vote or direct the vote over 1,184,871 shares and shared power to dispose or direct the disposition of 1,184,871 shares. The address of KBC Asset Management Ltd. is Joshua Dawson House, Dawson Street, Dublin 2, Ireland and the address of KBC Group NV, KBC Asset Management NV and KBC Bank NV is Havenlaan 2, 1080 Brussels, Belgium.

(4)	Includes 1,150,982 shares owned solely by Mr. Jensen, 1,095,000 shares held in a voting trust for the benefit of Mr. Jensen’s wife, for which Mr. Jensen services as trustee, 120,000 shares held by Mr. Jensen and his wife in joint tenancy. Mr. Jensen’s shares include 5,417 shares of restricted stock granted upon the completion of the Company’s initial public offering in May 2006, as to which one-half of the shares will vest on each of the second and third anniversaries of the grant date. Mr. Jensen is 57 years old.

(5)	Consists of 66,666 shares, plus 133,334 shares of restricted stock granted in October 2006, as to which one-half of the shares will vest on each of the second and third anniversaries of the grant date. Mr. Stark is 64 years old.

(6)	Includes 1,625 shares, plus options to purchase 220,000 shares of common stock that became fully vested and exercisable upon completion of the Company’s initial public offering in May 2006, and 3,250 shares of restricted stock granted upon the completion of the Company’s initial public offering in May 2006, as to which one-half of the shares will vest on each of the second and third anniversaries of the grant date. Mr. Tekulve is 56 years old.

(7)	Consists of 25,000 shares of restricted stock granted in July 2007, as to which one-third of the shares will vest on each of the first, second and third anniversaries of the grant date. Mr. Hamilton is 49 years old.

(8)	Includes 47,069 shares which Mr. Katzmann has the right to acquire pursuant to outstanding options that are exercisable within 60 days after March 31, 2008 and 5,302 shares of restricted stock granted in May 2007 that will vest on the first anniversary of the grant date. Also includes 26,600 shares held by Mr. Katzmann that are issuable upon exercise of warrants that are immediately exercisable.

(9)	Includes 130,720 shares which Mr. Solar has the right to acquire pursuant to outstanding options that are exercisable within 60 days from March 31, 2008, 500 shares held in Mr. Solar’s 401(k) retirement plan and 7,290 shares of restricted stock granted in May 2007 that will vest on the first anniversary of the grant date

(10)	Includes 57,170 shares which Mr. Fryling has the right to acquire pursuant to outstanding options that are exercisable within 60 days after March 31, 2008 and 6,627 shares of restricted stock granted in May 2007 that will vest on the first anniversary of the grant date.

(11)	Consists of 5,302 shares of restricted stock granted in May 2007 that will vest on the first anniversary of the grant date and an option to purchase 7,069 shares of common stock granted in May 2007 that will vest on the first anniversary of the grant date and is exercisable within 60 days after March 31, 2008.

(12)	Consists of 5,302 shares of restricted stock granted in May 2007 that will vest on the first anniversary of the grant date and an option to purchase 7,069 shares of common stock granted in May 2007 that will vest on the first anniversary of the grant date and is exercisable within 60 days after March 31, 2008.

(13)	Consists of 5,302 shares of restricted stock granted in May 2007 that will vest on the first anniversary of the grant date and an option to purchase 7,069 shares of common stock granted in May 2007 that will vest on the first anniversary of the grant date and is exercisable within 60 days after March 31, 2008.

(14)	Our directors and officers as a group beneficially own 4,332,011 shares of common stock, which includes 202,125 shares of restricted stock and options to purchase 485,166 shares of common stock that are exercisable within 60 days after March 31, 2008.

16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on Basin Water’s review of these forms and written representations from the executive officers and directors, Basin Water believes that all Section 16(a) filing requirements were met during fiscal year 2007.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We believe that effective corporate governance is critical to our long-term success and ability to create value for our stockholders. In connection with our initial public offering, or IPO, in May 2006, the Board reviewed our existing corporate governance policies and practices, as well as related provisions of The Sarbanes-Oxley Act of 2002, current and proposed rules of the SEC, and the corporate governance requirements of The Nasdaq Stock Market (“NASDAQ”). Based on its review, the Board has approved charters, policies, procedures and controls that we believe promote and enhance corporate governance, accountability, and responsibility with respect to the Company and a culture of honesty and integrity. Our corporate governance guidelines, code of business conduct and ethics, and the charters for each of our Board committees are available on the Investor Relations section of our website at www.basinwater.com, and are available free of charge upon request to our Secretary, Basin Water, Inc., 8731 Prestige Court, Rancho Cucamonga, California 91730.

Board Independence

We currently have six directors and one vacancy on our Board. The listing standards of NASDAQ require listed companies to have a board of directors with at least a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To assist it in making independence determinations, the Board has adopted independence standards based on NASDAQ rules. Under these standards, a director is not independent if:

•

The director is, or has been within the last three years, an employee of the Company or any of its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than compensation for Board or committee service, compensation to a family member who is an employee but not an executive officer, or benefits under a tax-qualified retirement plan or non-discretionary compensation).

•

The director is, or has a family member that is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is greater, other than payments arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is or has a family member that is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

On the basis of these standards, the Board has determined that Messrs. Ball, Faubel, Fryling, Katzmann, Sharpe and Solar, who constitute all of our directors, are independent under the NASDAQ listing standards. The Board has also determined that each member of the Audit Committee of the Board qualifies as independent under Rule 10A-3 promulgated under the Exchange Act.

Board Structure and Committee Composition

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. These committees were established in connection with our IPO process. Each committee consists of three persons, none of whom is employed by us and all of whom are independent under the NASDAQ listing standards. In making an independence determination, the Board considers all relevant facts and circumstances, including any consulting or professional services provided by directors to the Company.

Members of the Audit Committee must also satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than compensation in their capacity as director, or otherwise be an “affiliated person” of the Company. The Board has determined that Messrs. Ball, Fryling and Sharpe all satisfy the applicable SEC independence requirements.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held a total of six meetings during 2007. A combined total of 24 Board and committee meetings were held during 2007. The independent directors meet in executive session at meetings of the Board and Committees as necessary. In 2007, the Board held four executive sessions. The director to preside during the executive session is determined at the beginning of the meeting. In addition, the Board and the Compensation Committee do not discuss or make decisions regarding an executive officer’s compensation in the presence of such executive officer. In 2007, each director attended all Board meetings held during the period for which such person served as a director. In addition, in 2007, each director attended at least 75% of the aggregate of:

•	the total number of meetings of the Board (held during the period for which such person served as a director); and

•	the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Each of the Board committees operates under a written charter adopted by the Board. The Board committee charters are available on our website at www.basinwater.com. The members of the Board committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Non-Employee Directors
Russell C. Ball III	X		X
Roger S. Faubel		X	X
Victor J. Fryling	Chair	X
Scott A. Katzmann
Stephen A. Sharpe	X
Keith R. Solar		Chair	Chair
Number of Meetings held in 2007	6	7	5

Audit Committee

The members of the Audit Committee are Messrs. Fryling (Chair), Ball and Sharpe. Mr. Sharpe replaced Mr. Katzmann on the Audit Committee on April 30, 2007. The Board has determined that members of the Audit Committee satisfy the criteria required under applicable SEC and NASDAQ listing standards for financial literacy and the SEC and NASDAQ standards for independence. The Audit Committee’s written charter can be found in the Investor Relations section of our website at www.basinwater.com. The Audit Committee oversees our accounting and financial reporting processes, internal control systems, independent auditor relationships and the audits of our financial statements. Among other matters, the Audit Committee’s responsibilities include the following:

•	selecting and hiring of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, adequacy, implementation and effectiveness of our internal controls established for finance, accounting, legal compliance and ethics;

•	reviewing the design, adequacy, implementation and effectiveness of our critical accounting and financial policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements of accounting matters;

•	reviewing with management and our independent registered public accounting firm the results of our annual and quarterly financial statements;

•	reviewing with management and our independent registered public accounting firm any earnings announcements or other public announcements concerning our operating results; and

•	reviewing and approving any related party transactions.

Audit Committee Financial Expert. The Board has also determined that Mr. Fryling is the “audit committee financial expert” as defined under SEC rules and regulations implementing Section 407 of The Sarbanes-Oxley Act of 2002. The Committee’s report appears on page 45 of this Proxy Statement. The Board has also determined that Mr. Sharpe qualifies as an audit committee financial expert.

Compensation Committee

The members of the Compensation Committee of the Board (the “Committee”) are Messrs. Solar (Chair), Faubel and Fryling. Mr. Faubel replaced Mr. Katzmann on the Committee on April 30, 2007. The Committee is comprised of a majority of independent, outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and independent non-employee directors within the meaning of Rule 16b-3 under the Exchange Act. All members of the Committee meet the independence requirements of NASDAQ listing standards. The Committee’s written charter can be found in the Investor Relations section of our website at www.basinwater.com. The Committee has responsibility for the review, evaluation and approval of executive compensation, including the compensation philosophy, policies and plans for our executive officers.

The Compensation Discussion and Analysis appears on page 22 followed by the Committee’s report on page 29 of this Proxy Statement. On behalf of the Board, the Committee monitors and assists the Board in determining compensation for our senior management, directors and employees. Among other matters, the Committee’s responsibilities include the following:

•	setting performance goals for our officers and reviewing their performance against these goals;

•	reviewing and recommending compensation and benefit plans for our officers and compensation policies for the Board and members of the Board committees;

•	reviewing the terms of offer letters to and employment agreements and arrangements with our officers;

•	independently assessing external market information on industry compensation practices;

•

reviewing and discussing with the Company’s management the Compensation Discussion and Analysis and determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in our proxy statement and in our annual report on Form 10-K; and

•	producing an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Solar (Chair), Ball and Faubel. Mr. Faubel replaced Mr. Katzmann on the Nominating and Governance Committee on April 30, 2007. The Board has determined that all members meet the criteria required under applicable SEC and NASDAQ listing standards for independence. The Nominating and Governance Committee’s written charter can be found in the Investor Relations section of our website at www.basinwater.com. On behalf of the Board, the Nominating and Governance Committee assists the Board by identifying individuals qualified to become directors consistent with criteria established by the Board. Among other matters, the committee’s responsibilities include the following:

•	evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to committees of our Board;

•	administering a policy for considering nominees for election to the Board;

•	overseeing our director’s performance and self-evaluation process;

•	developing continuing education programs for the Board;

•	reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance with our Code of Business Conduct and Ethics and our insider trading policy.

Selection of Board Nominees

Prior to the IPO, as a privately held company, we informally identified potential candidates for nomination as directors. Generally, Board members have been our officers or have had significant industry or other relevant experience, and have been known to one or more of our Board members or officers. Following the establishment of our Nominating and Governance Committee, the Nominating and Governance Committee has reviewed the qualifications of potential director candidates in accordance with its charter and our Corporate Governance Guidelines.

The Nominating and Governance Committee’s consideration of a candidate as a director includes assessment of the individual’s understanding of our business, the individual’s professional and educational background, skills, and abilities and potential time commitment and whether such characteristics are consistent with our Corporate Governance Guidelines and other criteria established by the Nominating and Governance Committee from time to time. To provide such a contribution to the Company, a director must generally possess one or more of the following, in addition to personal and professional integrity:

•	experience in corporate management;

•	experience in the Company’s industry;

•	experience as a board member or officer of another publicly held company;

•	diversity of expertise and experience in substantive matters related to the Company’s business; and

•	practical and mature business judgment.

The Nominating and Governance Committee may also adopt such procedures and criteria not inconsistent with our Corporate Governance Guidelines as it considers advisable for the assessment of director candidates. The Nominating and Governance Committee retains the services of an executive search or other firm to conduct background checks on each director nominee. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Governance Committee does however recognize that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under the NASDAQ Marketplace rules.

Stockholder Nominations

Pursuant to our Bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders only (1) by or at the direction of the Board or (2) by a stockholder who is a stockholder of record at the time of the giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board, must be made pursuant to timely notice in writing to our Secretary.

Our Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the 2009 Annual Meeting of Stockholders is advanced by more than 30 days prior to or more than 60 days after the anniversary of this year’s annual meeting, notice of nominations by a stockholder for the 2009 Annual Meeting of Stockholders to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting nor later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the earlier of (1) the day on which notice of the meeting was mailed or (2) on which public announcement of the date of such meeting is first made by us. We expect to announce the date of the 2009 Annual Meeting in early 2009.

A stockholder’s notice to our Secretary with respect to persons that the stockholder proposes to directly nominate as a director must set forth (a) as to each individual whom the stockholder proposes to nominate, all information relating to the person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, pursuant to Regulation 14A (or any successor provisions) under the Exchange Act (including their name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by such candidate, and the written consent of the such person to be named in the proxy statement as a nominee and to serve as a director if elected) and (b) as to the stockholder proposing to make such nomination, the same information as is described above with respect to proposals to be made by a stockholder.

The Nominating and Governance Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Governance Committee, c/o Secretary, Basin Water, Inc., 8731 Prestige Court, Rancho Cucamonga, California 91730.

The Nominating and Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above. All directors and director nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Faubel, Fryling and Solar, none of whom are employees of the Company and all of whom are considered “independent” directors under the applicable NASDAQ Marketplace rules. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of another company.

During the year ended December 31, 2007, we paid legal fees and reimbursement of costs in the aggregate amount of approximately $315,000 to Alhadeff & Solar, LLP and Buchanan Ingersoll & Rooney PC law firms whose partner, Mr. Keith Solar, is one of our directors. See “Certain Relationships and Related Party Transactions.”

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Nominating and Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on the Investor Relations section of our website at www.basinwater.com. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Basin Water, Inc., 8731 Prestige Court, Rancho Cucamonga, California 91730, Attention: Secretary.

Among other matters, the guidelines include the following:

•	Membership on the Board will be made of up a majority of independent directors who, at a minimum, meet the criteria for independence required by NASDAQ listing standards.

•	Non-employee directors will meet in executive session without management directors or management present on a regularly schedules basis, but no less than two (2) times a year.

•	The Board and its committees each conduct an annual self-evaluation.

•	Directors are expected to attend all meetings of the Board and of the committees of which they are members.

•	Directors should ensure that the Company’s business is conducted with the highest standards ethical conduct and in conformity with applicable laws and regulations.

•	To effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that complies with the SEC and NASDAQ listing standards and is applicable to all directors, officers and employees of the Company. On November 8, 2007, the Board adopted a revised Code of Business Conduct and Ethics. The revised Code of Business Conduct and Ethics is available in the Investor Relations section of the Company’s website at www.basinwater.com. The Company intends to post amendments to or waivers, if any, from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or its chief executive officer, principal financial officer, or principal accounting officer) at this location on its website. Among other matters, this Code of Business Conduct and Ethics is designed to promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•	compliance with applicable governmental laws and regulations and stock exchange rules;

•	prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Directors are strongly encouraged to attend our annual meetings of stockholders, and we currently expect all of our directors other than Mr. Ball to be in attendance at the Annual Meeting on May 6, 2008. All of our directors attended the annual meeting of stockholders in May 2007.

Executive Sessions

Following the IPO, we adopted a policy, which is included within our Corporate Governance Guidelines, that the non-management director and the independent directors periodically meet in executive session and that our independent directors will at least once a year schedule an executive session including only independent directors. The sessions are typically scheduled and chaired by the presiding director. The Board had four such executive sessions in 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2007, our Board adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy.

A “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than five percent beneficial owner of another entity). A “related party” is any (a) person who is or was (since the beginning of the company’s last fiscal year) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of any class of the company’s voting securities, or (c) immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and anyone (other than a tenant or employee) sharing the household of such person.

The following is a description of related party transactions in the year ended December 31, 2007 to which we have been a party, in which the amount involved exceeds $120,000, other than compensation and employment arrangements described elsewhere in this proxy statement. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions.

Warrants Transactions

Mr. Ball is Chief Executive Officer of Wind River Holdings, L.P., which manages trusts that indirectly own a 3.3% partnership interest in The Co-Investment 2000 Fund, L.P., through a one-third ownership interest of the limited partnership interests of Co-Invest Management L.P., which is the general partner of The Co-Investment 2000 Fund, L.P. The Co-Investment 2000 Fund, L.P. acquired $2.25 million of notes and warrants to purchase 337,500 shares of our common stock at an exercise price of $5.50 per share and 112,500 shares of common stock at an exercise price of $7.00 per share. We entered into a registration rights agreement with The Co-Investment 2000 Fund, L.P., pursuant to which this fund had registration rights with respect to the common stock issuable upon exercise of their warrants. In May 2007, The Co-Investment 2000 Fund, L.P. exercised its registration rights and requested that we file a shelf registration statement to register the shares issuable upon exercise of the warrants and the resale of such shares. The Co-Investment 2000 Fund, L.P. exercised its warrants in September and October 2007, resulting in the issuance of 450,000 shares to the fund in exchange for a payment of approximately $2.64 million.

Legal Services

On June 1, 2007, Alhadeff & Solar, LLP, with whom Keith R. Solar, one of the Company directors, was a partner, merged into Buchanan Ingersoll & Rooney PC. On June 1, 2007, Mr. Solar became a shareholder of the combined law firm. We paid legal fees and reimbursement of costs in the aggregate amount of approximately $315,000 to these firms during the year ended December 31, 2007.

Employment

On October 25, 2007 we hired Robert D. Stark to become the Director of Sales for Industrial Operations for Basin Water – MPT, Inc. at an annual salary of $140,000. Mr. Stark has over fourteen years of experience in business development and marketing technology solutions and service offering to industrial customers, with a focus in the hydrocarbon, chemical and refining industries, among others. Robert D. Stark is the son of the Company’s President and Chief Executive Officer, Michael M. Stark. The Company is also indemnifying Mr. Robert Stark with respect to claims against him in the current litigation by Veolia Water North America Operating Services, LLC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer, and the two other executive officers of the Company (collectively the “named executive officers”) during the last completed fiscal year. This Compensation Discussion and Analysis focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year. However, we also describe compensation actions taken before and after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure. The Compensation Committee of the Board of Directors (the “Committee”) oversees the design and administration of our executive compensation program in accordance with the processes and procedures discussed in the Corporate Governance section of this proxy statement.

Compensation Philosophy

We believe executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. We also believe that the compensation cost for our employees is an investment in human capital to secure certain knowledge and performance capabilities necessary for our business. To this end, our compensation programs for all employees, including our named executive officers, are designed to: (1) provide a competitive total compensation package, sufficient to attract, motivate and retain high caliber, proven performers, (2) support and recognize attainment of tactical and strategic goals of our organization, (3) align employee compensation with the interests of stockholders, and (4) provide retention incentives, securing the services of key contributors to our business over an extended period of time.

The Committee will take into account several factors in determining compensation, including: (1) current market value of a particular position, based on the skills, knowledge, experience and competencies required for the position (including taking into consideration both the Company’s peer group and the broader labor market depending on the nature of the position), (2) internal comparability of a position as compared to other similar positions within the organization, (3) our ability to pay, based on current economic and business factors, (4) individual performance within the position, and (5) contribution to the financial performance of the employee’s division, or the entire company, as applicable.

Compensation Methodology

In December 2006, the Committee hired Strategic Compensation Planning, Inc. (“SCP”), a Philadelphia based consulting firm that provides total compensation plan design and program management support. The Committee commissioned SCP to complete a thorough analysis of compensation practices, to prepare a report which detailed market compensation practices among companies in our industry peer group and the broader labor market and to make recommendations regarding our compensation philosophy and policies for 2007 and future years. SCP delivered its report to the Committee in May 2007, and the Committee based its executive compensation decisions in 2007, including changes in compensation for current executive officers as well as compensation packages that were approved for executive officers hired in 2007, on the recommendations in SCP’s report. SCP provides no other services to, and receives no other compensation from, the Company or its executives.

Based on the recommendations of SCP, the Committee has used and intends to use different methodologies to ensure that our compensation program is accomplishing its goals:

Comparison to Competitive Market Data. The Committee determined that in order for the Company to obtain its goal of building a profitable national enterprise with over $100 million in annual revenues, the

Company needed to enhance its executive team by adding high caliber, top performers who had a proven record of success in managing operations at large companies in the water supply and service industry. Thus, it commissioned SCP with providing market data for median compensation packages paid to executive officer and senior management positions. SCP reviewed the compensation program structures as well as the compensation levels in a range of companies from start-ups to more advanced companies that have already achieved several hundreds of millions of dollars in annual revenues in order to advise the Committee on an appropriate program structure (compensation elements) and the competitive levels of fixed (salary) and variable (bonuses and stock grants) pay. In connection with its review, SCP examined pay practice data for selected executive and middle management positions from two survey sources—Watson Wyatt’s 2006/2007 Top Management Comp Calculator and Economic Research Institute’s executive compensation database. Both of these sources present pay practice information by industry and geography. These surveys do not provide the particular names of those comparable companies whose pay practices are surveyed, and the Committee does not have access to the identities of such companies.

In compiling peer group company data, SCP also examined the proxy statements of public companies with the same Standard Industrial Classification (SIC) code of “Water Supply” that were engaged in varying degrees with water purification and processing, including, among others, product development and manufacture, engineering and management services and water purification service delivery. Included in this research were Water Chef, Inc., SJW Corp., Pennichuck Corp., Consolidated Water Co., Ltd., Mueller Water Products, Inc. American States Water Co. and Innova Pure Water, Inc. SCP determined that these companies would most likely constitute the companies that would be looking to hire and recruit the same executive talent as our Company and thus provide the most directly comparable compensation data. SCP also examined compensation program structures and compensation practices among technology-based developing organizations in other disciplines, including biotechnology companies, alternative energy producers and neutraceuticals, as these companies were in the same development stage as Basin Water, Inc. One of the key objectives of the executive compensation program is to ensure that the total compensation package is competitive in comparison to our peer companies. The data was used as an additional guideline for decision making and not strictly interpreted for purposes of setting compensation levels.

Role of Chief Executive Officer in Compensation Decisions In 2007, Mr. Jensen, in his role as Chief Executive Officer prior to his resignation, offered his opinions and assessment of the performance for the other named executive officers to the Committee regarding compensation changes affecting the other named executive officers, including with respect to (1) changes in base salaries, (2) option grants and (3) bonus awards. The Committee took into account Mr. Jensen’s opinions and recommendations, but the Committee makes its own independent assessment of any compensation decision affecting officers of the Company (with the input of its compensation consultant). Mr. Jensen did not play any role with respect to any matter impacting his own compensation. The Committee met in executive session when considering Mr. Jensen’s compensation.

In the future, it is anticipated that Mr. Stark, as the Company’s new Chief Executive Officer, will make recommendations to the Committee regarding any compensation decisions for the other named executive officers and will not play any role with respect to any matter impacting his own compensation. The Committee will take into account Mr. Stark’s opinions and recommendations, but it anticipates making its own independent assessment of any compensation decision affecting officers of the Company (with the input of its compensation consultant).

Components of Named Executive Officers Compensation

As stated above, the Committee is committed to a strong, positive link between our short-term and long-term objectives and our compensation practices. The executive compensation program for our named executive officers is intended to be composed of four basic components tied to performance standards (both objective and subjective) and market practice: (1) base salary, (2) annual cash incentive opportunity, (3) intermediate-term incentive awards in the form of restricted stock, and (4) long-term incentive awards in the form of stock options.

Base Salary

Base salary compensation for our named executive officers is generally established by the terms of employment agreements between the Company and the named executive officer. The level of base salary is intended to provide appropriate base pay to our named executive officers taking into account their responsibilities, level of experience, individual performance and internal equity considerations. The goal for the base salary is to compensate employees at the median level for salaries of individuals in comparable positions at peer group companies. In addition, the Committee takes into account both Company and individual performance in setting compensation. The Company has recognized that to attract talented employees from secure positions at other more stable growth companies, we must be able to pay competitive base salaries (while also supplementing the salaries with equity compensation). Each of the employment agreements for our named executive officers provide for annual salary reviews by the Committee. The Committee believes in relatively median level salaries and significant equity appreciation opportunities. The amount of a named executive officer’s base salary is the reference point for much of the other compensation received by the executive. For example, the potential annual incentive award for each executive is a percentage of the executive’s base salary.

In May 2007, the Committee examined the base salaries of each of Messrs. Jensen, Stark and Tekulve. It found, based on peer group and market data provided by SCP, that Messrs. Jensen and Tekulve’s salaries were below market, especially given our goal of compensating based on the median level for salaries of individuals in comparable positions at peer companies. In addition, based on the qualifications, relevant experience, scope of responsibilities, individual contributions and performance in 2006 and 2007 and the accomplishment of key goals in 2006 by each of Messrs. Jensen and Tekulve, the Committee approved an increase in Mr. Jensen’s base salary from $168,750 to $330,000 and Mr. Tekulve’s base salary from $151,250 to $200,000. The Committee determined (with input from SCP) that no change to Mr. Stark’s salary was necessary for 2007. When hiring Mr. Hamilton, the Committee examined the various data provided by SCP and determined an appropriate salary for the general counsel position based on the factors detailed above, including peer group and market data as well as Mr. Hamilton’s qualifications and experience and the scope of the responsibilities of the position. As of December 31, 2007, we believe the base salaries of our named executive officers were in line with the median level for salaries of individuals in comparable positions at peer companies.

Annual Cash Incentive Opportunity

Mr. Stark’s and Mr. Hamilton’s employment agreements provide that each is eligible to receive an annual cash bonus equal to between 15% and 75% of his base salary depending on whether we meet certain annual targeted revenue and net income targets set by the Committee. In addition, Mr. Stark’s and Mr. Hamilton’s employment agreement provides that each may receive a discretionary bonus of up to 25% of his salary based on factors not related to the achievement of performance targets. In December 2007, the Committee reviewed the Company’s financial performance along with its other achievements in 2007, including the development of its infrastructure and business processes, its acquisition of Mobile Process Technology, Co., its alliance with Rohm and Haas Company, its sale of rights to certain water resource assets to Empire Water Corporation and the implementation of new financial controls and reporting systems. The Committee also discussed management’s recommendation for 2007 bonus and option awards for each named executive officer and assessed each named executive officer’s accomplishments and contributions to the Company in 2007, each named executive officer’s total compensation (base, bonus and option awards) under various possible award scenarios, and the recommendations of SCP. Based on these various factors, the Committee awarded discretionary bonuses to each of the named executive officers, in the following amounts: Mr. Jensen—$83,000; Mr. Stark—$80,000; Mr. Tekulve—$50,000; and Mr. Hamilton—$40,000.

In March 2007, the Committee also awarded a one-time cash bonus of $100,000 to Mr. Tekulve in recognition of the significant efforts he made in connection with our initial public offering and in light of his below-market base salary compensation (as compared to the base salary paid to chief financial officers at other public companies in our peer group) which was part of his 2006 compensation.

Intermediate-Term Incentive Awards. An important component of our executive compensation has been the use of intermediate-term incentive awards in the form of restricted stock. The 2006 Plan authorizes us to grant restricted stock to employees, directors and consultants. In October 2006, Mr. Stark was granted a restricted stock award of 200,000 shares of our common stock, as to which one-third of the shares will vest on each of the first, second and third anniversaries of the grant date. In July 2007, Mr. Hamilton was granted a restricted stock award of 25,000 shares of our common stock, as to which one-third of the shares will vest on each of the first, second and third anniversaries of the grant date. The use of restricted stock was particularly important for the hiring of Messrs. Stark and Hamilton as these grants (1) provide an incentive for our executives to remain in our employ without the need for a short-term significant increase in our stock price and (2) retain value despite short-term decreases in our stock price, unlike stock options which lose significant value if our stock price falls below the exercise price. For Messrs. Stark and Hamilton, the restricted stock grants were a part of their initial compensation package, similar to a “sign-on bonus,” for accepting the risk of joining a development stage company and for assisting in our company’s growth at an early stage. The Committee intends to examine the use of restricted stock in the future.

Long-Term Incentive Awards. We expect that stock options will be the primary vehicle for payment of long-term compensation to our named executive officers and non-named executive officer management employees over the next several years. Our 2006 Plan authorizes us to grant stock options to employees, directors and consultants. We also have stock options outstanding under our 2001 Stock Option Plan, but we will not be granting additional options under that plan. The Committee believes that stock options are a necessary part of compensation packages granted to employees because: (1) they help attract and retain employees, (2) the value received by the recipient of a stock option is based on the growth of our stock price – thereby creating and enhancing incentives to increase our stock price and maximize stockholder value, and (3) they create a balance with shorter term incentives such as base salary and bonuses and intermediate-term incentives such as restricted stock. The Committee determines the stock option awards to the named executive officers, and takes into account the recommendations of the Chief Executive Officer in making decisions on the other named executive officers.

In determining the number and vesting schedule of stock options granted to named executive officers and other employees, the Committee generally takes into account the individual’s position, scope of responsibility, value of stock options in relation to the other elements of the individual’s total compensation and, where applicable, the need to attract the individual from their current position. The Committee assesses the appropriate vesting schedule for these stock options, based not only on time but also on achievement of significant Company milestones. For example, the stock options awarded to Mr. Stark upon his employment in 2006 vest only when our stock price reaches certain levels: 100,000 shares vest upon our stock price reaching and staying at or above $15.25 for at least 45 consecutive days within three years from the grant date; 100,000 shares vest upon our stock price reaching and staying at or above $19.00 for at least 45 consecutive days within three years from the grant date; and 100,000 shares vest upon our stock price reaching and staying at or above $23.50 for at least 45 consecutive days within four years from the grant date. Similarly, 45,000 of the stock options awarded to Mr. Hamilton on his employment in July 2007 vest only when our stock price reaches certain levels: 6,667 shares vest upon our stock price reaching and staying at or above $15.25 for at least 45 consecutive days within three years from the grant date; 6,667 shares vest upon our stock price reaching and staying at or above $19.00 for at least 45 consecutive days within three years from the grant date; and 31,666 shares vest upon our stock price reaching and staying at or above $24.00 for at least 45 consecutive days within four years from the grant date. As we grow into a more mature company with stable revenues, we expect that the Committee will evaluate on an annual basis how we use stock options to attract key individuals to our named executive officers and non-named executive officer management ranks and may base the vesting of these stock options on both time and performance metrics.

On December 28, 2007, the Committee approved the grant of stock options to the named executive officers and other employees under the 2006 Plan, with a grant date of January 4, 2008 (after the announcement of its transaction with Empire Water Corporation) and an exercise price of equal to the closing price of our stock on the Nasdaq Global Market on such grant date. The decision to award stock options to the named executive officers followed a discussion by the Committee of management’s recommendation for 2007 bonus and option awards for each named executive officer, the Committee’s subjective assessment of each named executive officers accomplishments and contributions to the Company in 2007, each named executive officer’s total compensation (base, bonus and option awards) under various possible award scenarios, and the recommendation of SCP. The named executive officers were granted stock options to purchase the following number of shares: Mr. Jensen – 55,000 shares; Mr. Stark – 50,000 shares; Mr. Tekulve – 29,000 shares; and Mr. Hamilton – 23,000 shares. Each of these options vests one-third on each of the first, second, and third anniversaries of the grant date. No other stock options were awarded to executive officers in 2007 or with respect to services performed during 2007 (other than to Mr. Hamilton, in connection with his initial employment, as described above). In connection with its discussions with SCP, the Committee has examined guidelines for future stock option grants.

All stock option grants are required to be approved by the Committee. The Company has not timed the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company. The Company has no intention of timing the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company in the future.

Severance Arrangements and Change in Control Payments

We have entered into employment agreements with Messrs. Jensen, Stark, Tekulve, and Hamilton. The terms of the employment agreements with each of our named executive officers provide each of them with certain severance benefits in the event his employment is terminated by us other than for cause or if he resigns with good reason.

The employment agreements for our named executive officers provide severance and change in control protection under market-competitive terms. Following a change in control, severance payments are only made upon termination of the named executive officer by the Company without cause or by the executive for good reason (a so-called “double trigger”). Generally, these benefits include (1) a certain amount of base salary, (2) target bonus for the year, (3) certain healthcare benefits, (4) outplacement services and (5) vesting of all unvested stock awards. The specific provisions are summarized in the narrative accompanying the tables under “Potential Payments Upon Termination or Change in Control.”

Our outlook with respect to these change-in-control provisions is that they are appropriate because they make it easier for the executives to focus on the best interests of our Company and stockholders rather than the implications for them personally in the event our Company faces the possibility of a change in control. These provisions were designed to:

•	be consistent with or below current market practices,

•	afford reasonable protection without creating any undue windfall,

•	enhance the Company’s ability to retain key employees during critical but uncertain times, and

•	enhance an acquirer’s potential interest in retaining key executives.

Severance payments are only made under the employment agreements if the named executive officer complies with the confidentiality, non-compete and non-solicitation provisions of the agreements. We believe that these severance and change in control payment provisions in our named executive officers employment agreements are necessary in order for us to provide competitive compensation within our industry and to encourage our named executive officers to remain in our employ.

Compensation Differences Among the Named Executive Officers

Differences in compensation among the named executive officers are based on experience in the industry, longevity with the Company and relative level of responsibility. The Company’s Chairman and CEO and its President and Chief Operating Officer earn more in base salary than the Company’s Chief Financial Officer. The Company’s CFO earns more in base salary than the Company’s General Counsel. Although each named executive officer’s contributions to the Company are important, the Committee believes that the responsibilities and contributions of the Chairman and CEO and the President and Chief Operating Officer are the most significant. As stated above, base salary is the one of the bases for annual incentive awards of cash bonus and equity awards.

Perquisites, Personal Benefits and Other Compensation

We do not generally provide significant perquisites or personal benefits to named executive officers except as stated below. In 2007, Mr. Jensen received reimbursement for Company vehicle use, office lease payments, spouse travel, and other expenses in the amount of $24,078. Expenses for spouse travel consist of amounts paid or reimbursed by the Company. Under his employment agreement, Mr. Stark is entitled to (1) long-term disability insurance in an amount equal to 75% of his base salary, up to a maximum of $30,000 per month, (2) life insurance in a face amount equal to three times his annual base salary, and (3) reimbursement of out-of-pocket expenses up to a maximum of $3,000 for a biennial physical examination. Under his employment agreement, Mr. Hamilton is entitled to long-term disability insurance in an amount equal to 70% of his base salary, up to a maximum of $12,500 per month as well as reimbursement of certain out-of-pocket expenses related to bar and/or registration dues and fees, continuing legal education and membership in certain legal associations. All named executive officers also receive supplemental life insurance coverage of $250,000, as well as supplemental long-term disability insurance coverage.

Our named executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, vision, long- and short-term disability and life insurance coverge of $50,000, in each case on the same basis as our other employees.

We have no outstanding loans of any kind to any of our named executive officers, and federal law prohibits us from making any new loans to our named executive officers. We have no pension plans or other defined benefit retirement plans. We have no non-qualified deferred compensation plans or supplemental executive retirement plans.

We reimburse travel expenses between home and our corporate headquarters, including expenses for hotel rooms and meals, to Messrs. Stark and Hamilton, who reside in Houston, Texas and Chicago, Illinois, respectively.

Former Chief Executive Officer Employment Transition

On February 19, 2008, we announced the resignation of Mr. Jensen as our Chief Executive Officer and Chairman of the Board. At that time, Mr. Jensen remained on our Board of Directors. In connection with his resignation, we entered into an Employment Transition and Consulting Agreement, dated February 19, 2008 (the “Separation Date”), with Mr. Jensen (the “Transition Agreement”).

On March 11, 2008, Mr. Jensen resigned from our Board of Directors.

The Transition Agreement provides Mr. Jensen with the following benefits: (1) Mr. Jensen received a cash lump sum payment of $422,797, (2) we will pay for Mr. Jensen’s healthcare insurance for 18 months following the Separation Date (or until he accepts employment with another employer providing comparable benefits), (3) Mr. Jensen is retained as a consultant to our Company for two years after the Separation Date for which he will receive $200,000 per year (payable each year in 12 equal monthly installments), (4) Mr. Jensen received compensation for his services as a director in accordance with our Amended and Restated Director Compensation Policy for non-employee directors (for the applicable period until his resignation from our Board of Directors) and (5) Mr. Jensen retained all Basin Water personal property, including computer equipment, printers, cameras and a used Company truck, that was in his possession as of the Separation Date. Mr. Jensen will not be entitled to any further benefits under his employment agreement in effect prior to the Separation Date except as provided in the Transition Agreement. The Transition Agreement contains other customary terms and conditions, including mutual releases and indemnification obligations (including with respect to Mr. Jensen’s wife).

Tax and Accounting Information

Section 162(m) of the Code and the Omnibus Budget Reconciliation Act of 1993 and regulations adopted thereunder, place limits on deductibility of compensation in excess of $1.0 million paid in any one year to the our chief executive officer and our three other most highly compensated executive officers, employed at year end, unless this compensation qualifies as “performance based.” The non-performance based compensation paid in cash to each of our named executive officers did not exceed the $1.0 million limit per officer in 2007, and the Committee does not anticipate that the non-performance based compensation to be paid in cash to our named executive officers will exceed that limit in 2008. Although it will consider the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate high caliber executives and to align the executives’ interests with those of our stockholders.

For 2006 and continuing thereafter, the Committee has considered and will continue to consider the impact of the requirement under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), that we record in our financial statements the expense incurred when stock options are granted to employees. In addition, the Committee will examine the tax impact on employees and the potential tax deductions to the Company with respect to the exercise of stock option grants. We do not pay or reimburse any named executive officers for any taxes due upon exercise of a stock option.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference therein.

The Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) set forth above. Based on such review and discussion, the Committee has recommended to the Board of the Company that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and this Proxy Statement.

Keith R. Solar (Chair)

Victor J. Fryling

Roger S. Faubel

April 2, 2008

Summary Compensation Table

The following table and accompanying notes provide information with respect to total compensation earned or paid by the Company to the Chief Executive Officer, Chief Financial Officer and the other most highly compensated executive officers of the Company serving at the end of fiscal 2007 (the “Named Executive Officers”) during fiscal years 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(4)		Total ($)
Peter L. Jensen (5) Former Chairman of the Board &Chief Executive Officer	2007 2006	$269,550 $152,344	$ 83,000 $127,385	$ 45,088 $ 28,188	— —	— —	$ $	24,078 43,875	$ 421,716 $ 351,792

Michael M. Stark (6) President & Chief Executive Officer	2007 2006	$325,842 $ 63,356	$ 80,000 —	$556,676 $ 92,777	$114,624 $ 19,104	— —	$ $	41,864 6,345	$1,119,006 $ 181,582

Thomas C. Tekulve (7) Chief Financial Officer, Chief Administrative Officer, Treasurer & Assistant Secretary	2007 2006	$181,738 $143,406	$ 50,000 $100,000	$ 25,376 $ 15,867	$ 50,525 $154,512	— —	$ $	1,812 —	$ 309,451 $ 413,785

Scott B. Hamilton (8) General Counsel & Secretary	2007	$ 72,932	$ 40,000	$ 38,887	$ 27,867	—		$12,211	$ 191,897

(1)	Salary includes all regular wages paid to the executive, and any amount which was voluntarily deferred by the executive pursuant to the 401(k) Plan.

(2)	Bonus includes cash compensation paid for service during 2007.

(3)	Stock awards and option awards equals the accounting charge for compensation expense incurred by the Company in 2007 for restricted stock and stock option awards granted in 2007 and prior years, calculated in accordance with the provisions of SFAS No. 123(R), Share-Based Payment, as described in Note 17 to our audited consolidated financial statements included in the 2007 Annual Report on Form 10-K (without regard to estimates for forfeitures).

(4)	All other compensation for Mr. Jensen includes: (i) the premiums for supplemental life insurance coverage paid by the Company, (ii) personal use of Company vehicles, (iii) office lease payments, (iv) the cost of executive spousal travel paid by the Company and (v) the premiums for supplemental disability insurance coverage paid by the Company. All other compensation for Messrs. Stark and Hamilton includes: (i) the premiums for supplemental life insurance coverage paid by the Company, (ii) reimbursements for travel expenses between home and our corporate headquarters (including $39,867 for Mr. Stark and $11,548 for Mr. Hamilton) and (iii) the premiums for supplemental disability insurance coverage paid by the Company. All other compensation for Mr. Tekulve includes: (i) the premiums for supplemental life insurance coverage paid by the Company and (ii) the premiums for supplemental disability insurance coverage paid by the Company.

(5)	Mr. Jensen’s annual base salary was increased to $330,000 effective as of May 16, 2007. Mr. Jensen resigned as our Chairman of the Board and Chief Executive Officer on February 19, 2008.

(6)	Mr. Stark became our Chief Executive Officer on February 19, 2008. From October 23, 2006 to February 19, 2008, Mr. Stark was employed as our President and Chief Operating Officer.

(7)	Mr. Tekulve’s annual base salary was increased to $200,000 effective as of May 16, 2007. In addition, during 2006, Mr. Tekulve was granted an option to purchase 1.5% of the shares of our subsidiary BionBasin, Inc.

(8)	Mr. Hamilton has been employed as General Counsel and Secretary since July 30, 2007. His annual base salary is $175,000.

Grants of Plan-Based Awards

The following table and accompanying notes summarize certain information regarding grants of plan-based awards to the Named Executive Officers during 2007. All grants were made under the 2006 Plan.

Name and Principal Position	Grant Date (1)	Date of Authori- zation of Grant (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter L. Jensen	—	—	—	—	—	—	—	—	—	—	—	—
Former Chairman of the Board & Chief Executive Officer

Michael M. Stark	—	—	—	—	—	—	—	—	—	—	—	—
President & Chief Executive Officer

Thomas C. Tekulve	—	—	—	—	—	—	—	—	—	—	—	—
Chief Financial Officer, Chief Administrative Officer, Treasurer & Assistant Secretary

Scott B. Hamilton	7/30/07	6/26/07	—	—	—	8,333	25,000	25,000	—	—	—	$106,000
General Counsel & Secretary	7/30/07	6/26/07	—	—	—	6,667	45,000	45,000	—	—	$11.20	$97,920
	7/30/07	6/26/07	—	—	—	—	—	—	25,000	—	—	$280,000

(1)	The stock option and restricted stock grants to Mr. Hamilton were approved by the Compensation Committee on June 26, 2007 in connection with the approval of Mr. Hamilton’s employment agreement, and the grants were effective as of the effective date of his employment agreement. Pursuant to the terms of Mr. Hamilton’s employment agreement, the exercise price of the stock options granted to Mr. Hamilton was set equal to the closing price of our Common Stock on the date of grant.

(2)	Mr. Hamilton was granted an option to purchase 25,000 shares of our common stock. One-third of the shares subject to the stock option will vest on each of the first, second and third anniversaries of the grant date.

Mr. Hamilton was also granted an option to purchase 45,000 shares of our Common Stock. The stock option becomes exercisable as follows: 6,667 shares vest upon our stock reaching and staying at or above $15.25 for at least 45 consecutive days within three years from the grant date; 6,667 shares vest upon our stock price reaching and staying at or above $19.00 for at least 45 consecutive days within three years from the grant date; and 31,666 shares vest upon our stock price reaching and staying at or above $24.00 for at least 45 consecutive days within four years from the grant date.

(3)	One-third of the shares of restricted stock will vest and all restrictions will lapse on such portion of shares on each of the first, second and third anniversaries of the grant date. Mr. Hamilton paid $0.001 per share of restricted stock.

Outstanding Equity Awards at Fiscal Year-End

The following table and accompanying notes summarize certain financial information regarding outstanding equity awards held by the Named Executive Officers at December 31, 2007.

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)(2)	Option Exercise Price ($)		Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter L. Jensen Former Chairman of the Board & Chief Executive Officer	—	—	—		—	—	5,417		$44,799	—	—

Michael M. Stark President & Chief Executive Officer	— —	— —	300,000 —		$8.35 —	10/27/16 —	— 133,334	$	— 1,102,672	— —	— —

Thomas C. Tekulve Chief Financial Officer, Chief Administrative Officer, Treasurer & Assistant Secretary	110,000 60,000 50,000 —	— — — —	— — — —	$ $ $	4.00 5.00 5.00 —	9/27/14 6/28/15 12/20/15 —	— — — 3,250	$	— — — 26,878	— — — —	— — — —

Scott B. Hamilton General Counsel & Secretary	— — —	25,000 — —	45,000 — —	$ $	11.20 11.20 —	7/30/17 7/30/17 —	— — 25,000	$	— — 206,750	— — —	— — —

(1)	One-third of the shares subject to the stock option granted to Mr. Hamilton will vest on each of the first, second and third anniversaries of the grant date.

(2)	The stock option granted to Mr. Stark becomes exercisable as follows: 100,000 shares vest upon our stock price reaching and staying at or above $15.25 for at least 45 consecutive days within three years from the grant date; 100,000 shares vest upon our stock price reaching and staying at or above $19.00 for at least 45 consecutive days within three years from the grant date; and 100,000 shares vest upon our stock price reaching and staying at or above $23.50 for at least 45 consecutive days within four years form the grant date. The stock option grant to Mr. Hamilton becomes exercisable as follows: 6,667 shares vest upon our stock reaching and staying at or above $15.25 for at least 45 consecutive days within three years from the grant date; 6,667 shares vest upon our stock price reaching and staying at or above $19.00 for at least 45 consecutive days within three years from the grant date; and 31,666 shares vest upon our stock price reaching and staying at or above $24.00 for at least 45 consecutive days within four years from the grant date.

(3)	The expiration date of each option occurs 10 years after the date of grant of such option.

(4)	One-half of the shares of restricted stock granted to Messrs. Jensen, Stark and Tekulve will vest and all restrictions will lapse on such portion of shares on each of the second and third anniversaries of the grant date. One-third of the shares of restricted stock granted to Mr. Hamilton will vest and all restrictions will lapse on such portion of shares on each of the first, second and third anniversaries of the grant date. The restricted stock granted to Messrs. Jensen and Tekulve was granted on May 11, 2006. The restricted stock granted to Mr. Stark was granted on October 27, 2006. The restricted stock granted to Mr. Hamilton was granted on July 30, 2007.

(5)	Based on the closing price of our Common Stock on December 31, 2007 of $8.27 per share.

Options Exercised and Stock Vested

The following table provides information about stock option exercises and the vesting of restricted stock by the Named Executive Officers during fiscal year-end 2007.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Peter L. Jensen	—	—	2,708	$18,387
Former Chairman of the Board & Chief Executive Officer

Michael M. Stark	—	—	66,666	$782,659
President & Chief Executive Officer

Thomas C. Tekulve	—	—	1,625	$11,034
Chief Financial Officer, Chief Administrative Officer, Treasurer & Assistant Secretary

Scott B. Hamilton	—	—	—	—
General Counsel & Secretary

(1)	Represents one-third of the restricted stock granted to Messrs. Jensen and Tekulve on May 11, 2006, and one-third of the restricted stock granted to Mr. Stark on October 27, 2006.

(2)	The value realized by Messrs. Jensen and Tekulve upon vesting of restricted stock is based on the closing price of our Common Stock on May 11, 2007 (the date on which their shares vested) of $6.79 per share. The value realized by Mr. Stark upon vesting of restricted stock is based on the closing price of our Common Stock on October 27, 2007 (the date on which his shares vested) of $11.74 per share.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2007, concerning shares of Common Stock authorized for issuance under all of the Company’s equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	1,520,250		$6.08		2,451,925
Equity compensation plans not approved by stockholders	190,000		$4.00		—

Total equity compensation plans	1,710,250	(1)	$5.85	(2)	2,451,925

(1)	As of December 31, 2007, 1,710,250 securities are issuable upon the exercise of outstanding options. The weighted average contractual life of outstanding options is 7.7 years as of that date.

(2)	As of December 31, 2007, the weighted-average exercise price of outstanding options was $5.85 per share.

Employment Agreements

We have entered into employment agreements with Messrs. Jensen, Stark, Tekulve and Hamilton. The terms of the employment agreements with each of our executive officers provide each executive with certain severance benefits in the event his employment is terminated by us other than for cause or if the executive resigns with good reason.

The employment agreements with Messrs. Jensen and Tekulve provide that, in the event either executive’s employment is terminated by us other than for cause or if the executive resigns with good reason, he will receive (1) 12 months’ base salary payable in a lump sum, (2) an amount equal to the greater of (a) the executive’s bonus for the year prior to the date of termination or (b) the executive’s target bonus for the year in which the date of termination occurs payable in a lump sum as soon as practicable, (3) 12 months’ healthcare benefits continuation at our expense, and (4) $15,000 towards outplacement services. In the event of Mr. Jensen’s or Mr. Tekulve’s termination by us other than for cause or resignation for good reason within 24 months following a change in control of the Company, the executives will receive the foregoing severance benefits; however, the base salary component will be equal to the executive’s base salary for a period equal to the greater of (a) 12 months or (b) the remaining term of the employment agreement. The term of the employment agreements runs through May 2009. In addition, upon Mr. Jensen’s or Mr. Tekulve’s termination without cause or resignation for good reason, all of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the date of termination. Mr. Jensen’s employment agreement was terminated in connection with his resignation as Chief Executive Officer and Chairman of the Board on February 19, 2008.

The employment agreement with Mr. Stark provides that, in the event his employment is terminated by us other than for cause or if the executive resigns with good reason, he will receive (1) six months’ base salary payable in a lump sum, (2) six months’ healthcare benefits continuation at our expense, and (3) $15,000 towards outplacement services. In the event of Mr. Stark’s termination by us other than for cause or resignation for good reason within 24 months following a change in control of the Company, he will receive the foregoing severance benefits plus an amount equal to the greater of (a) his bonus for the year prior to the date of termination or (b) his target bonus for the year in which the date of termination occurs payable in a lump sum as soon as practicable. In addition, upon Mr. Stark’s termination without cause or resignation for good reason within 24 months following a change in control of the Company, all of his stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the date of termination.

The employment agreement with Mr. Hamilton provides that, in the event his employment is terminated by us other than for cause or if the executive resigns with good reason, he will receive (1) 12 months’ base salary payable in a lump sum, (2) an amount equal to the greater of (a) the executive’s bonus for the year prior to the date of termination or (b) the executive’s target bonus for the year in which the date of termination occurs payable in a lump sum as soon as practicable, (3) 12 months’ healthcare benefits continuation at our expense, and (4) $15,000 towards outplacement services. In the event of Mr. Hamilton’s termination by us other than for cause or resignation for good reason within 24 months following a change in control of the Company, he will receive the foregoing severance benefits plus an amount equal to the greater of (a) his bonus for the year prior to the date of termination or (b) his target bonus for the year in which the date of termination occurs payable in a lump sum as soon as practicable. In addition, upon Mr. Hamilton’s termination without cause or resignation for good reason within 24 months following a change in control of the Company, all of his stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the date of termination. In addition, upon Mr. Hamilton’s termination without cause or resignation for good reason not within 24 months following a change in control of the Company, all of his stock awards, and any unvested shares issued upon the exercise of such stock awards, other than awards the vesting of which is performance-based, will immediately vest on the date of termination.

Each of the employment agreements also provide that, in connection with a change in control of the Company, 100% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately become vested.

In addition to the salary, bonus, severance and change in control payment provisions discussed above, the named executive officer employment agreements contain customary non-competition and non-solicitation covenants on the part of the named executive officers. The terms of the employment agreements also prohibit the named executive officers from disclosing our confidential information and require the named executive officers to return all of our confidential information to us upon the expiration or termination of employment. Receipt of any of the severance payments described above is conditioned upon the executive executing a release as well as abiding by the foregoing covenants.

Mr. Tekulve’s agreement provides that, to the extent we form and capitalize a subsidiary related to the BIONExchange process, we will grant him an option to purchase 1.5% of the shares of such subsidiary. We granted such an option to Mr. Tekulve in 2006.

For purposes of the employment agreements, “cause” generally means any of the following: (i) the commission of an act of fraud or embezzlement by the executive involving the Company or any successor or affiliate thereof or the executive’s commission of any other act of dishonesty that has a material adverse impact on the Company or any successor or affiliate thereof; (ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by the executive or any other crime involving moral turpitude (it being understood that violation of the motor vehicle code does not constitute such a crime); (iii) any unauthorized use or disclosure by the executive of confidential information or trade secrets of the Company or any successor or affiliate thereof; (iv) the executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof or any other material misconduct on the part of the executive; (v) the executive’s ongoing and repeated failure or refusal to perform or neglect of the executive’s duties as required by the employment agreement, which failure, refusal or neglect continues for 15 days following the executive’s receipt of written notice from the Company’s president or the board of directors stating with specificity the nature of such failure, refusal or neglect; or (vi) the executive’s breach of any material provision of the employment agreement.

For purposes of the employment agreements, “good reason” generally means the executive’s voluntary resignation following any one or more of the following that is effected without the executive’s written consent: (i) the relocation of the office of the executive more than 50 miles from the executive’s principal place of employment (or, in the case of Mr. Hamilton, the Company’s requiring him to relocate his residence outside of the Chicago, Illinois metropolitan area); (ii) a material reduction in the nature or scope of the executive’s responsibilities, or the assignment to the executive of duties that are materially inconsistent with the executive’s position (provided that the fact that the Company becomes a subsidiary of an acquirer or a division of an acquirer shall not in and of itself by considered a material reduction or change to the executive’s responsibilities, duties or position); (iii) a reduction in the executive’s base salary or target bonus as an employee of the Company, other than pursuant to a Company-wide reduction of base salaries and target bonuses for employees of the Company generally; (iv) the Company’s failure to continue in effect compensation and benefit plans which provide the executive with benefits which are no less favorable on an aggregate basis, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, to the benefits provided to the executive under the Company’s compensation and benefit plans and practices on the effective date of the employment agreement; (v) any failure by the Company to obtain the assumption of the employment agreement by any successor or assign of the Company; (vi) any change in the executive’s reporting relationship such that the executive no longer reports directly to, with respect to Mr. Jensen, the board of directors, with respect to Mr. Tekulve, the CEO or the board of directors, with respect to Mr. Stark, the CEO (and effective as of his promotion to CEO, to the board of directors), and with respect to Mr. Hamilton, Mr. Stark; or (vii) the Company’s breach of any material provision of the employment agreement; provided, that the executive shall (w) provide to the Company in writing, in reasonable detail, notice of such breach and (x) afford the Company a reasonable opportunity to remedy any such breach, if such breach is capable of being remedied.

For purposes of the employment agreements, “change in control” has the same meaning as given to such term under our 2006 Equity Incentive Award Plan, described below under “—Retirement and Other Benefit Plans—2006 Equity Incentive Award Plan.”

Potential Payments upon Termination or Change in Control

The terms of the employment agreements with each of our named executive officers provide that we must pay certain severance benefits in the event such named executive officer is terminated by us other than for cause or if the named executive officer resigns with good reason. In addition, the terms of the employment agreements with each of our named executive officers provide that we must make certain payments in the event such named executive officer is terminated by us other than for cause, or if a named executive officer resigns with good reason within 24 months following a change in control of the Company. The following tables set forth potential payments payable to each of our named executive officers under the following three scenarios: (1) termination of employment by us without cause or resignation for good reason prior to a change in control or more than 24 months following a change in control; (2) the occurrence of a change in control without a termination of employment; and (3) termination of employment by us without cause or resignation for good reason within 24 months following a change in control. The tables assume that any termination of employment and/or change in control occurred on December 31, 2007, and the value of accelerated vesting of equity awards was calculated using the closing price of $8.27 per share of our common stock on The NASDAQ Global Market on December 31, 2007.

Peter L. Jensen, Former Chairman of the Board and Former Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason Apart from Change in Control	Change in Control; No Termination	Termination Without Cause or Resignation for Good Reason Within 24 Months Following Change in Control
Compensation:
Base Salary (1)	$330,000	—	$448,250
Bonus (2)	$83,000	—	$83,000
Stock Options (3)	—	—	—
Restricted Stock (4)	$44,799	$44,799	$44,799

Benefits and Perquisites:
Healthcare Benefits (5)	$4,161	—	$4,161
Outplacement Services	$15,000	—	$15,000
Accrued Vacation Pay	$44,842	—	$44,842

Totals	$521,802	$44,799	$640,052

(1)	In the event of Mr. Jensen’s termination without cause or resignation for good reason prior to a change in control of the Company or more than 24 months following a change in control of the Company, Mr. Jensen was entitled to a lump sum payment equal to 12 months of his current annual base salary of $330,000. In the event of Mr. Jensen’s termination without cause or resignation for good reason within 24 months of a change in control of the Company, he was entitled to a lump sum payment equal to the greater of (a) his current annual base salary of $330,000 through May 10, 2009, the end of the term of his employment agreement or (b) 12 months of his current annual base salary.

(2)	In the event of Mr. Jensen’s termination without cause or resignation for good reason whether or not in connection with a change in control of the Company, he is entitled to a lump sum payment equal to his target bonus for 2007.

(3)	Mr. Jensen has no unvested stock options as of December 31, 2007.

(4)	In connection with a change in control of the Company, 100% of Mr. Jensen’s unvested stock awards immediately become vested.

(5)	Mr. Jensen is entitled to 12 months of healthcare benefits.

On February 19, 2008, Mr. Jensen resigned as our Chief Executive Officer and Chairman of the Board. In connection with his resignation, his employment agreement was terminated, and he is no longer entitled to any of the benefits described above. However, Mr. Jensen and the Company entered into an Employment Transition and Consulting Agreement which entitles him to certain future payments from the Company — see “Compensation Discussion and Analysis — Former Chief Executive Officer Employment Transition” for further details of this agreement.

Michael M. Stark, President and Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason Apart from Change in Control	Change in Control; No Termination	Termination Without Cause or Resignation for Good Reason Within 24 Months Following Change in Control
Compensation:
Base Salary (1)	$162,500	—	$162,500
Bonus (2)	$80,000	—	$80,000
Stock Options (3)	$—	—	—
Restricted Stock (4)	$—	$1,102,672	$1,102,672

Benefits and Perquisites:
Healthcare Benefits (5)	$7,535	—	$7,535
Outplacement Services	$15,000	—	$15,000
Accrued Vacation Pay	$18,555	—	$18,555

Totals	$283,590	$1,102,672	$1,386,262

(1)	In the event of Mr. Stark’s termination without cause or resignation for good reason whether or not in connection with a change in control of the Company, he is entitled to a lump sum payment equal to six months of his current annual base salary of $325,000.

(2)	In the event of Mr. Stark’s termination without cause or resignation for good reason within 24 months following a change in control of the Company, he is entitled to a lump sum payment equal to his target bonus for 2007.

(3)	Mr. Stark’s unvested stock options have an exercise price of $8.35 per share, which is higher than the price per share of our common stock of $8.27 as of December 31, 2007.

(4)	In connection with a change in control of the Company, 100% of Mr. Stark’s unvested stock awards immediately become vested.

(5)	Mr. Stark is entitled to six months of healthcare benefits.

Thomas C. Tekulve, Chief Financial Officer, Treasurer, Chief Administrative Officer and Assistant Secretary

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason Apart from Change in Control	Change in Control; No Termination	Termination Without Cause or Resignation for Good Reason Within 24 Months Following Change in Control
Compensation:
Base Salary (1)	$200,000	—	$272,043
Bonus (2)	$55,000	—	$55,000
Stock Options (3)	$—	—	—
Restricted Stock (4)	$26,878	$26,878	$26,878

Benefits and Perquisites:
Healthcare Benefits (5)	$12,900	—	$12,900
Outplacement Services	$15,000	—	$15,000
Accrued Vacation Pay	$21,186	—	$21,186

Totals	$330,964	$26,878	$403,007

(1)	In the event of Mr. Tekulve’s termination without cause or resignation for good reason prior to a change in control of the Company or more than 24 months following a change in control of the Company, Mr. Tekulve is entitled to a lump sum payment equal to 12 months of his current annual base salary of $200,000. In the event of Mr. Tekulve’s termination without cause or resignation for good reason within 24 months following a change in control of the Company, he is entitled to a lump sum payment equal to the greater of (a) his current annual base salary of $200,000 through May 10, 2009, the end of the term of the employment agreement or (b) 12 months of his current annual base salary.

(2)	In the event of Mr. Tekulve’s termination without cause or resignation for good reason whether or not in connection with a change in control of the Company, he is entitled to a lump sum payment equal to his target bonus for 2007.

(3)	All of the stock options granted to Mr. Tekulve through December 31, 2007 are fully vested.

(4)	In connection with a change in control of the Company, 100% of Mr. Tekulve’s unvested stock awards immediately become vested.

(5)	Mr. Tekulve is entitled to 12 months of healthcare benefits.

Scott B. Hamilton, General Counsel and Secretary

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason Apart from Change in Control	Change in Control; No Termination	Termination Without Cause or Resignation for Good Reason Within 24 Months Following Change in Control
Compensation:
Base Salary (1)	$175,000	—	$175,000
Bonus (2)	$40,000	—	$40,000
Stock Options (3)	$—	—	—
Restricted Stock (4)	$—	$206,750	$206,750

Benefits and Perquisites:
Healthcare Benefits (5)	$4,862	—	$4,862
Outplacement Services	$15,000	—	$15,000
Accrued Vacation Pay	$4,261	—	$4,261

Totals	$239,123	$206,750	$445,873

(1)	In the event of Mr. Hamilton’s termination without cause or resignation for good reason whether or not in connection with a change in control of the Company, he is entitled to a lump sum payment equal to twelve months of his current annual base salary of $175,000.

(2)	In the event of Mr. Hamilton’s termination without cause or resignation for good reason whether or not in connection with a change in control of the Company, he is entitled to a lump sum payment equal to his target bonus for 2007.

(3)	All of the unvested stock options granted to Mr. Hamilton through December 31, 2007 have an exercise price higher than the closing price of our common stock of $8.27 per share as of December 31, 2007.

(4)	In connection with a change in control of the Company, 100% of Mr. Hamilton’s unvested stock awards immediately become vested. In addition, upon Mr. Hamilton’s termination without cause or resignation for good reason not within 24 months following a change in control of the Company, all of his stock awards, and any unvested shares issued upon the exercise of such stock awards (other than awards the vesting of which is performance-based) will immediately vest on the date of termination.

(5)	Mr. Hamilton is entitled to 12 months of healthcare benefits.

Retirement and Other Benefit Plans

401(k) Plan

The 401(k) Plan has qualified as an employee retirement plan under Section 401(a) and 401(k) of the Code. Participation is optional for employees once they are eligible to participate.

2006 Equity Incentive Award Plan

In May 2006, we adopted our 2006 Equity Incentive Award Plan (“2006 Plan”). The principal purpose of the 2006 Plan is to provide incentives for our officers, employees and consultants, as well as the officers, employees and consultants of any of our subsidiaries. We believe that grants of options, restricted stock and other awards will stimulate their personal and active interest in our development and financial success, and induce them to remain in our employ or continue to provide services to us. In addition to awards made to officers, employees or consultants, the 2006 Plan permits us to grant options to our directors.

Under the 2006 Plan, 2,500,000 shares of our Common Stock (or the equivalent in other equity securities) were reserved initially for issuance upon exercise of options, stock appreciation rights, or SARs, and other awards, or upon vesting of restricted stock awards or restricted stock units. As of December 31, 2007, options to purchase 770,330 shares of our Common Stock and 283,125 shares of restricted stock had been granted under the 2006 Plan. The options were exercisable at a weighted average price of $8.25 per share.

In addition, the 2006 Plan contains an evergreen provision that allows for an annual increase in the number of shares available for issuance under the plan on January 1 of each year during the ten-year term of the 2006 Plan, beginning on January 1, 2007. Under this evergreen provision, the annual increase in the number of shares shall be equal to the least of:

•	5.0% of our outstanding capital stock on the first day of the relevant fiscal year;

•	1,000,000 shares; and

•	an amount determined by our board of directors.

In no event shall the number of shares of our Common Stock that may be issued or transferred pursuant to awards under the 2006 Plan exceed an aggregate of 12,500,000 shares. As of January 1, 2007, the number of total shares of our Common Stock that may be issued under the 2006 Plan automatically increased to 3,495,383 shares. As of January 1, 2008, the number of total shares of our Common Stock that may be issued under the 2006 Plan automatically increased to 4,495,383 shares.

No individual may be granted awards under the 2006 Plan representing more than 2,000,000 shares in any calendar year.

Administration. The Committee administers the 2006 Plan. To administer the 2006 Plan, the Committee must consist of at least two members of our board of directors, each of whom is an “outside director,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, a non-employee director for purposes of Rule 16b-3 under the Exchange Act, and an independent director under the Nasdaq listing standards.

Our board of directors may at any time abolish the Committee and revest in itself the authority to administer the 2006 Plan. Our entire Board will administer the 2006 Plan with respect to awards to non-employee directors.

Eligibility. Options, SARs, restricted stock and other awards under the 2006 Plan may be granted to individuals who are then our officers or employees or are the officers or employees of any of our subsidiaries. Such awards also may be granted to our directors and consultants. Only employees may be granted incentive stock options, or ISOs.

Awards. The 2006 Plan provides that the Committee (or the Board, in the case of awards to non-employee directors) may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. On May 10, 2007, the definition of “fair market value” in the 2006 Plan was changed to the closing price of our Common Stock on the date of grant of an award.

Corporate Transactions. In the event of a change of control where the acquirer does not assume or replace awards granted under the 2006 Plan, awards issued under the 2006 Plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable.

In addition, the Committee may make appropriate adjustments to awards under the Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards. Under the 2006 Plan, a change of control is generally defined as:

•	the transfer or exchange in a single or series of related transactions by our stockholders of more than 50% of our voting stock to a person or group;

•

the replacement of two-thirds of the incumbent members of the Board with new directors whose nominations have not been approved by an affirmative vote of the incumbent members or their nominees during any two-year period;

•

a merger or consolidation in which we are a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities;

•	the sale, exchange, or transfer of all or substantially all of our assets; or

•	our liquidation or dissolution.

2001 Stock Option Plan

We initially adopted the 2001 Stock Option Plan (the “2001 Plan”) in August 2001. As amended to date, we have reserved a total of 2,100,000 shares of our Common Stock for issuance under the 2001 Plan. As of December 31, 2007, options to purchase a total of 334,166 shares of our Common Stock had been exercised and options to purchase 749,917 shares of our Common Stock were outstanding under the 2001 Plan. As of December 31, 2007, these outstanding options were exercisable at a weighted average exercise price of $3.84 per share.

No additional awards may be granted under the 2001 Plan.

Administration. The Committee administers the 2001 Plan. Subject to the terms and conditions of the 2001 Plan, the Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2001 Plan. The Committee also is authorized to adopt, amend or rescind rules relating to administration of the 2001 Plan. The Board at any time may abolish the Committee and revest in itself the authority to administer the 2001 Plan.

Eligibility. Options under the 2001 Plan were granted to individuals who were then our officers, employees or consultants or were the officers, employees or consultants of any of our subsidiary corporations. Such awards were also granted to our directors. Only employees may be granted ISOs.

Awards. The 2001 Plan provides that the Board may grant or issue stock options. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Corporate Transactions. In the event of (i) a change of control, (ii) a merger or consolidation in which we are not the surviving corporation, or (iii) the sale of all or substantially all of our assets or stock, all NQSOs and ISOs awarded under the 2001 Plan will vest immediately and become exercisable as of the date of the consummation of such event.

2006 Employee Stock Purchase Plan

In May 2006, we adopted our 2006 Employee Stock Purchase Plan (the “2006 Purchase Plan”). The Board will determine when the 2006 Purchase Plan will become effective. The 2006 Purchase Plan is designed to allow our eligible employees to purchase shares of Common Stock with their accumulated payroll deductions.

We initially reserved a total of 500,000 shares of our Common Stock for issuance under the 2006 Purchase Plan. The 2006 Purchase Plan provides for an annual increase to the shares of Common Stock reserved under the 2006 Purchase Plan on each January 1 during the 10-year term of the 2006 Purchase Plan, beginning on January 1, 2007, equal to the least of:

•	1.0% of our outstanding shares on the applicable January 1;

•	250,000 shares; or

•	A lesser amount determined by the Board.

Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the first day of the offering period. The Board has not yet made any decision to increase the size of the 2006 Purchase Plan.

Participants may contribute up to 20% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each purchase date. The purchase price per share will be determined by the administrator of the 2006 Purchase Plan and will not be less than 85% of the market value per share on the first day of the offering period or the purchase date, whichever is lower.

The 2006 Purchase Plan will terminate no later than the 10th anniversary of the 2006 Purchase Plan’s initial adoption by the Board. The Company made no offering under the 2006 Purchase Plan during either 2007 or 2006.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 2 on Proxy Card)

General

We are asking the stockholders to ratify the Audit Committee’s appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The firm is a registered public accounting firm with the Public Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Singer Lewak Greenbaum & Goldstein LLP representatives are expected to attend the 2008 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, entitled to vote at the Annual Meeting is required to approve the ratification of the appointment of Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent registered public accounting firm for 2008.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed to Basin Water by Singer Lewak Greenbaum & Goldstein LLP for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit and Audit Related Fees (1)	$382,373	$274,000
Tax Fees (2)	—	—
All Other Fees (3)	—	—

Total Fees	$382,373	$274,000

(1)	Fees for audit services consist of the fees associated with the annual audit, fees related to our initial public offering in 2006, including review of Form S-1, fees in 2007 for the audit of internal controls over financial reporting, and fees in 2006 and 2007 for quarterly SAS 100 reviews and reviews of Form 10-Q subsequent to our initial public offering. Singer Lewak Greenbaum & Goldstein LLP did not receive any audit related fees from the Company for either of the fiscal years ended December 31, 2007 or 2006.

(2)	Singer Lewak Greenbaum & Goldstein LLP did not receive any tax fees from the Company for either of the fiscal years ended December 31, 2007 or 2006.

(3)	Singer Lewak Greenbaum & Goldstein LLP did not receive any other fees from the Company for either of the fiscal years ended December 31, 2007 or 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by Singer Lewak Greenbaum & Goldstein LLP of certain audit and non-audit services. Singer Lewak Greenbaum & Goldstein LLP may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. All services described above were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Securities Exchange Act, except to the extent the Company specifically incorporates this report by reference.

The Audit Committee is comprised of three non-employee directors – Victor J. Fryling, Russell C. Ball III and Stephen A. Sharpe – and operates under a written charter, adopted by the Board, which is posted on the Investor Relations section of the Company’s website at www.basinwater.com. We believe the charter is in compliance with SEC regulations and the NASDAQ listing standards.

The primary purposes of the Audit Committee are to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the financial statements of Basin Water, (ii) the independent registered public accounting firm’s qualifications, independence and performance and (iii) the audit of Basin Water’s financial statements. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

Management has the primary responsibility for the preparation of the financial statements and the reporting process. The Company’s management has represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2007 were prepared in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing these consolidated financial statements. In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies applied by the Company in the preparation of its consolidated financial statements. The Audit Committee also discussed with the Company’s management the process for certifications by the Chief Executive Officer and Chief Financial Officer. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee also evaluated whether the independent registered public accounting firm’s provision of non-audit services to the Company was compatible with the auditor’s independence and determined it was compatible.

In April 2007, Mr. Sharpe was appointed to the Audit Committee to replace Scott A. Katzmann, upon Mr. Katzmann’s resignation. The Board determined that Messrs. Ball, Fryling and Sharpe meet the independence requirements of Rule 10A-3 of the Exchange Act and applicable NASDAQ independence rules.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Basin Water, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Victor J. Fryling (Chair)

Russell C. Ball III

Stephen A. Sharpe

April 2, 2008

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxies will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. Discretionary authority for them to do so is contained in the proxy.

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of this Proxy Statement and Annual Report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our Proxy Statement and Annual Report. If you would like to opt out of this practice for future mailings and receive separate Proxy Statements and Annual Reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate Proxy Statement or Annual Report without charge by sending a written request to Basin Water, Inc., 8731 Prestige Court, Rancho Cucamonga, CA 91730, Attention: Investor Relations or by contacting the Company at (909) 481-6800. We will promptly send additional copies of the Proxy Statement or Annual Report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the Proxy Statement or Annual Report can request delivery of a single copy of the Proxy Statement or Annual Report by contacting their broker, bank or other intermediary or sending a written request to the Company at the address above.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2007 is being mailed to all stockholders of record with this Proxy Statement. The Annual Report to Stockholders does not constitute, and should not be considered, a part of this proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC, is available without charge upon written request to:

Basin Water, Inc.

8731 Prestige Court

Rancho Cucamonga, CA 91730

Attention: Investor Relations

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting, may request reasonable assistance or accommodation from the Company by contacting Basin Water, Inc., 8731 Prestige Court, Rancho Cucamonga, CA 91730, or at (909) 481-6800. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by April 30, 2008.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By Order of the Board of Directors,

Scott B. Hamilton

General Counsel and Secretary

BASIN WATER,INC.

8731 Prestige Court

Rancho Cucamonga, California 91730

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael M. Stark and Thomas C. Tekulve, and each of them, attornies and proxies of the undersigned, each with power of substitution, to represent and vote, as designated on the reverse side, all eligible shares of common stock of Basin Water, Inc. (the”Company”), held of record by the undersigned at the 2008 Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 6, 2008 at 10:00 a.m., Pacific Daylight Time, at the Company’s corporate office, located at 8731 Prestige Court, Rancho Cucamonga, California 91730, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN BUT THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR PROPOSAL2.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

Basin Water, Inc.

May 6, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20230000000000000000 0

050608

THE BOARD OF DIRECTORS RECOMMENDS AVOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of two Class II Directors to hold office for three-year terms expiring at the annual meeting of stockholders to be held in 2011 or until their respective successors are elected and qualified.

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT(See instructions below)

NOMINEES:

Victor J. Fryling

Scott A. Katzmann

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2.To ratify the appointment of Singer Lewak Greenbaum & Goldstein LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and FOR AGAINST ABSTAIN

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and all adjournments or postponements thereof.

This proxy, when properly executed, will be voted according to your instructions. If no instructions are given but the proxy is signed, this proxy will be voted FOR the elections of all nominees to the Board of Directors and FOR proposal 2.

References to “Basin Water,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to Basin Water, Inc. and its affiliates unless otherwise indicated.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.